EXHIBIT 99.1

Compass Therapeutics Reports Third Quarter 2025 Financial Results and Provides Corporate Update

  Based on a continuing trend of decreased mortality in the ongoing Phase 2/3 COMPANION-002 study of tovecimig (DLL4 x VEGF-A bispecific antibody) in patients with advanced biliary tract cancer (BTC), the analyses of overall survival (OS) and progression-free survival (PFS) are expected in late Q1 2026.
  A new response in a third indication has been observed in the fifth and final dosing cohort of the Phase 1 dose-escalation study of CTX-8371 (PD-1 x PD-L1 bispecific antibody); no dose-limiting toxicities have been observed at any dose level and full topline data are now expected to be presented at a medical meeting in H1 2026.
  Based on previously reported responses in the CTX-8371 Phase 1 study, cohort expansions in patients with non-small cell lung cancer (NSCLC) and triple-negative breast cancer (TNBC), are expected to begin in Q4 2025.
  CTX-10726 (PD-1 x VEGF-A bispecific antibody) IND filing is planned for Q4 2025 with initial Phase 1 clinical data expected in H2 2026.
  $220 million in cash and marketable securities as of September 30, 2025, which is expected to provide cash runway into 2028.

BOSTON, Nov. 05, 2025 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics, today reported third quarter 2025 financial results and provided a business update.

“We have made strong progress across our clinical pipeline this quarter and based on a continuing trend of lower mortality in the ongoing randomized trial of tovecimig in patients with advanced BTC, we expect to report the OS and PFS data in late Q1 2026. These secondary endpoint data will build on the statistically significant primary endpoint of overall response rate we previously reported, and we expect could support our first BLA filing in the second half of 2026,” said Thomas Schuetz, MD, PhD, Chief Executive Officer and Vice Chairman of the Board of Directors. “Recent claims-based market research shows ~25,000 patients are diagnosed with BTC annually in the United States alone, and tovecimig could provide hope for the vast majority of patients in the second line who have no approved therapeutic option.”

“Importantly, we have also observed a new response in an additional indication in the fifth and final dosing cohort of CTX-8371, which is now fully enrolled, in patients treated in the post-checkpoint inhibitor setting. There have been no dose-limiting toxicities (DLTs) observed at any dose level, suggesting that CTX-8371 may have a differentiated safety profile. We previously reported deep partial responses in two patients from the first four dosing cohorts, one in a patient with NSCLC and one in a patient with TNBC, and based on these responses we plan to begin cohort expansions in these two indications this quarter. We look forward to reporting the topline data from this study, including from the final dosing cohort, at a medical meeting in the first half of 2026. Finally, CTX-10726, our proprietary PD-1 x VEGF bispecific antibody, is on track for IND filing later this quarter and continues to generate compelling preclinical data.”

“All these plans are fully supported by our upsized and oversubscribed $138 million financing, which included full exercise of the over-allotment option, that we announced in August. The financing included many of our existing investors and brought in additional top-tier, healthcare focused investors to the company.”

Pipeline Highlights and Upcoming Milestones:

Tovecimig (DLL4 and VEGF-A bispecific antibody)

  Analyses of key secondary endpoints from the COMPANION-002 Phase 2/3 randomized study, including OS and PFS, are triggered by a pre-specified number of pooled OS events (80%). Based on a continued trend of decreased mortality in the study, top-line data are expected in late Q1 2026.

  In April 2025, tovecimig met the primary endpoint in the ongoing COMPANION-002 Phase 2/3 study, where tovecimig plus paclitaxel demonstrated a statistically significant improvement in overall response rate compared to paclitaxel alone.
  Preparations for the Phase 2 basket study of tovecimig in a broader set of patients with DLL4+ cancers (potentially including gastric, ovarian, renal, hepatocellular, and colorectal cancers) are underway. The study is expected to begin following a comprehensive analysis of the complete data set from the COMPANION-002 BTC trial.
  The investigator sponsored trial (IST) of tovecimig in combination with the current first-line, standard-of-care regimen of gemcitabine, cisplatin, and durvalumab (NCT05506943) is actively enrolling patients.

CTX-8371 (PD-1 x PD-L1 bispecific antibody)

  The dose escalation portion of the Phase 1 study, including the fifth and final cohort, is fully enrolled. A new response in a third indication has been observed in this fifth cohort. No DLTs have been observed to date at any dose level, potentially differentiating CTX-8371 from current checkpoint inhibitors. Results, including from the fifth cohort, are expected to be presented at a major medical conference in the first half of 2026.
  Previously reported preliminary results for the first four dosing cohorts (n=12 total evaluable patients) include one of five patients with NSCLC achieving complete resolution of all measurable target tumor lesions (59 mm at baseline reduced to zero) and one of three patients with TNBC achieving over 90% reduction in target tumor lesions (87 mm at baseline reduced to 7 mm). Based on these results, cohort expansions in patients with NSCLC and TNBC are expected to begin this quarter.

CTX-10726 (PD-1 x VEGF-A bispecific antibody)

  CTX-10726 IND-enabling studies continue to progress with IND submission on track for Q4 2025. Initial Phase 1 clinical data for CTX-10726 are expected in H2 2026.
  CTX-10726 demonstrated superior tumor control compared to ivonescimab in head-to-head studies with a human NSCLC (HCC827) xenograft mouse model, as well as superior PD-1 inhibition in head-to-head studies with a mouse (MC38) model of PD-1 blockade, and more potent PD-1 blockade in in vitro studies.
  The preclinical data will be presented this week at the Society for Immunotherapy of Cancer (SITC) 2025 Annual Meeting in a poster presentation titled “Preclinical Development of CTX-10726, a tetravalent bispecific antibody targeting PD-1 and VEGF-A for the treatment of patients with cancer.”

CTX-471 (CD137 agonist antibody)

  CTX-471 is a CD137 agonist antibody, which has been shown to bind to a unique epitope of the co-stimulatory molecule 4-1BB with an optimized affinity.
  Compass expects to initiate a Phase 2 trial of CTX-471 in patients with tumors expressing NCAM (CD56) in Q1 2026.

Financial Results

Net loss for the quarter ended September 30, 2025, was $14.3 million or $0.08 per share of common stock, compared to $10.5 million or $0.08 per share of common stock for the same period in 2024. Net loss for the nine months ended September 30, 2025, was $50.8 million or $0.34 per share of common stock, compared to $34.3 million or $0.25 per share of common stock for the same period in 2024.

Research and Development (R&D) Expenses

R&D expenses were $12.8 million for the quarter ended September 30, 2025, as compared to $8.6 million for the same period in 2024, an increase of $4.2 million, or 49%. This increase was attributable to $4.2 million of manufacturing and IND-enabling costs related to CTX-10726. R&D expenses were $42.3 million for the nine months ended September 30, 2025, as compared to $29.3 million for the same period in 2024, an increase of $13.0 million, or 44%. This increase was attributable to additional manufacturing expenses of $11.2 million, primarily related to tovecimig and CTX-10726. Additionally, there were 1.9 million of IND-enabling costs related to CTX-10726, a new program from prior year.

General and Administrative (G&A) Expenses

G&A expenses were $3.0 million for the three months ended September 30, 2025, as compared to $3.6 million for the same period in 2024, a decrease of $0.6 million or 18%. The decrease was due to the return of unvested employee equity which resulted in a credit of $1.1 million of stock compensation expense, partially offset by an increase in costs related to market research and commercial preparation costs of $0.6 million. G&A expenses were $12.6 million for the nine months ended September 30, 2025, as compared to $11.6 million for the same period in 2024, an increase of $1.0 million or 8%. The increase was primarily attributable to $0.6 million of market research and commercial preparation costs.

Cash Position

As of September 30, 2025, cash and marketable securities were $220 million as compared to $127 million as of December 31, 2024, providing the Company with an anticipated cash runway through 2028. During the first nine months of 2025, $35.9 million of net cash was used in operating activities.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. The company’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. Compass has built a robust pipeline of novel product candidates designed to target multiple critical biological pathways required for an effective anti-tumor response. These pathways include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. The company plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The Company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com

Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their preclinical and clinical development, therapeutic potential and tolerability profile, and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, initiate and complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com

Media Contact
Anna Gifford, Chief of Staff
media@compasstherapeutics.com
617-500-8099

Compass Therapeutics, Inc. and Subsidiaries
Consolidated Statement of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
License revenue	$—	$—	$—	$850
Operating expenses:
Research and development	12,826	8,612	42,297	29,304
General and administrative	2,991	3,627	12,552	11,597
Loss from operations	(15,817)	(12,239)	(54,849)	(40,051)
Other income	1,558	1,758	4,076	5,709
Net loss	$(14,259)	$(10,481)	$(50,773)	$(34,342)
Net loss per share - basic and diluted	$(0.08)	$(0.08)	$(0.34)	$(0.25)
Basic and diluted weighted average shares outstanding	168,782	137,589	148,545	137,263

Compass Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,212	$43,483
Marketable securities	173,683	83,239
Prepaid expenses and other current assets	1,225	6,029
Total current assets	221,120	132,751
Property and equipment, net	119	353
Operating lease, right-of-use ("ROU") asset	9,452	6,731
Other assets	568	568
Total assets	$231,259	$140,403
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,095	$2,249
Accrued expenses	8,684	6,287
Operating lease obligations, current portion	633	338
Total current liabilities	12,412	8,874
Operating lease obligations, long-term portion	9,234	6,296
Total liabilities	21,646	15,170
Total stockholders' equity	209,613	125,233
Total liabilities and stockholders' equity	$231,259	$140,403